Exhibit 99.1

Exhibit 99.1 Earnings Release of July 28, 2006

HENNESSY ADVISORS, INC. ANNOUNCES THIRD QUARTER EARNINGS INCREASE 57%

Novato, CA - July 28, 2006 - Hennessy Advisors, Inc. (OTCBB:HNNA) President and Chief Executive Officer, Neil Hennessy, today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.33 per share for the quarter ended June 30, 2006, up from $0.21 per share in the prior comparable period, an increase of 57%. Diluted earnings per share for the nine months ended June 30, 2006 were $0.83 per share, up from $0.62 per share in the prior comparable period, an increase of 34%. Growth in earnings is primarily attributable to increased mutual fund assets under management, which increased by 59%, growing from $1.37 billion on June 30, 2005 to $2.18 billion on June 30, 2006. Positive performance of the Hennessy Funds accounts for 31% of the growth in assets, while net new purchases into the mutual funds account for 32%. The acquisition of The Henlopen Fund, which occurred on July 1, 2005, accounts for the remaining 37% of the growth in assets under management.

“We are pleased to have delivered another quarter of strong earnings to our shareholders,” said Mr. Hennessy. “Despite a recent market downturn, our mutual funds have continued to perform well, and we have been successful in attracting new shareholders to our funds, which in turn increases our assets under management, revenue and income,” he added.

Hennessy Advisors, Inc. - Financial Highlights

Period to Period

Third Quarter	Three Months Ended		$ Change	% Change
	June 30, 2006	June 30, 2005
Total Revenue	$4,701,847	$2,806,085	$1,895,762	67.6%
Net Income	$1,306,905	$800,895	$506,010	63.2%
Earnings per share (diluted)	$0.33	$0.21	$0.12	57.1%
Weighted Average number of shares outstanding	3,957,637	3,894,542	63,095	1.6%

Year-to-Date	Nine Months Ended		$ Change	% Change
	June 30, 2006	June 30, 2005
Total Revenue	$12,565,888	$8,318,023	$4,247,865	51.1%
Net Income	$3,293,010	$2,407,944	$885,066	36.8%
Earnings per share (diluted)	$0.83	$0.62	$0.21	33.9%
Weighted Average number of shares outstanding	3,960,963	3,888,633	72,330	1.9%

At Period Ending Date	June 30, 2006	June 30, 2005	$ Change	% Change
Mutual Fund Assets Under Management	$2,182,579,530	$1,373,165,918	$809,413,612	58.9%

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Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to six no-load mutual funds. Each of the Hennessy Funds employs a superb, time-tested stock selection formula and is managed with unwavering discipline and consistency. Hennessy Advisors serves clients with integrity, honesty and candor, and fully discloses their strategies and performance.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk; loss of principal is possible. While the Hennessy Funds are no-load, management and distribution fees and other expenses apply. The distributor for the Hennessy Funds is Quasar Distributors, LLC. The funds’ investment objectives, risks, charges, and expenses must be considered carefully before investing. The prospectus contains this and other important information about the investment company, and it may be obtained by calling 800-966-4354 or by visiting www.hennessyfunds.com. Please read it carefully before investing.

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